 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2019

INFINERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 Caspian Court
Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)
(408) 572-5200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    On January 24, 2019, John P. Daane notified Infinera Corporation (the “Company”) of his decision to not stand for re-election to the Company’s board of directors (the “Board”) effective as of the date of the Company's 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 23, 2019. Mr. Daane will continue to serve as the chairman of the Nominating and Governance Committee through the date of the Annual Meeting but will come off the Compensation Committee effective as of January 29, 2019.
(d)    On January 27, 2019, the Board increased the size of the Board from eight (8) to nine (9) directors and appointed Greg P. Dougherty, to serve as a member of the Board effective as of January 29, 2019. Mr. Dougherty will serve as a Class II Director (with a term expiring at the 2021 Annual Meeting of Stockholders) until his successor is duly elected and qualified or his earlier death, resignation or removal. Mr. Dougherty has also been appointed to serve on the Compensation Committee to replace Mr. Daane effective as of January 29, 2019. There are no arrangements or understandings between Mr. Dougherty and any other persons pursuant to which Mr. Dougherty was appointed a director of the Company. There are also no family relationships between Mr. Dougherty and any director or executive officer of the Company. Mr. Dougherty has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Dougherty served as Chief Executive Officer of Oclaro from June 2013 until is acquisition by Lumentum in December 2018. Mr. Dougherty also served as a director of Oclaro from April 2009 until the completion of the sale in December 2018. Prior to Oclaro, Mr. Dougherty served as a director of Avanex Corporation, a leading global provider of intelligent photonic solutions, from April 2005 to April 2009, when Avanex and Bookham merged to become Oclaro. Mr. Dougherty also served as a director of Picarro, Inc., a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology, from October 2002 to August 2013, and as its Interim Chief Executive Officer from January 2002 to April 2004. He also served as a board member of the Ronald McDonald House at Stanford from January 2004 to December 2009, and the Bay Area Make-A-Wish Foundation. Earlier in his career, Mr. Dougherty served as the Chief Operating Officer at SDL from 1997 to 2001 when the company was acquired by JDS Uniphase Corporation, where he continued in the role until 2002. From 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty received a bachelor’s degree in optics in 1983 from the University of Rochester.
Mr. Dougherty will receive compensation for his service on the Board in accordance with the Company’s standard compensatory arrangements for non-employee directors. As part of this compensation, Mr. Dougherty is eligible to receive an initial award of restricted stock units equal to approximately $165,000 in value based on the fair market value of the Company's common stock as reported on the Nasdaq Stock Market as of the date of his appointment. This initial award will vest annually over three years. Mr. Daane will also enter into a director indemnification agreement with the Company in the form previously filed with the Securities and Exchange Commission.
A copy of the Company’s January 29, 2019 press release announcing Mr. Dougherty’s appointment to the Board is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Infinera Corporation dated January 29, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: January 29, 2019	By:	/s/ BRAD D. FELLER
Brad D. Feller Chief Financial Officer